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                                                                   EXHIBIT 10.8
                     VERSANT OBJECT TECHNOLOGY CORPORATION

                             AMENDED AND RESTATED
                    VALUE ADDED RESELLER LICENSE AGREEMENT

This Value Added Reseller License Agreement (the "Agreement") is entered into in Fremont, California on 12/31/97 (the "Effective Date") between Versant Object Technology Corporation, a California corporation with principal offices at 6539 Dumbarton Circle, Fremont, California, 94555 ("Versant") and Primus Communications Corporation with offices at 1601 Fifth Avenue, Suite 1900, Seattle, Washington 98101 ("Primus").

For good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.  DEFINITIONS

1.1.  "Application" shall mean software programs which are developed by Primus,
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and which are identified in Exhibit A of this Agreement, and derivatives thereof, and which contain Embedded Run Time and/or Versant/VMA Software. The definition of Application does not include any software developed or marketed by any third party.

1.2.  "Client" shall mean a specific computer that is periodically connected to
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one or more Servers.

1.3.  "Development Software" shall mean the software licensed by Versant or
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which Versant has the right to license, and which is used for developing the
Application and which can create or modify arbitrary data base schema.

1.4.  "Distribution Term" shall mean the period of time commencing on execution
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of this Agreement, and ending when terminated in accordance with the provisions of Section 12.**, during which Primus and Primus's sub-distributors shall be entitled to exercise the rights granted to Primus under Section 2 of this Agreement.

1.5  "Documentation" shall mean any manual(s) or specifications shipped by
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Versant with the Software or otherwise provided by Versant with respect to the
Software.

1.6  "Embedded" shall mean completely contained within the Application in such a
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manner as to limit access to the Run-Time Software and/or Versant/VMA except through the Application.

1.7  "Enhancement"  shall mean any change or addition to any of the Software
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that corrects Errors (including without limitation bug-fixes and workarounds), improves function, adds new function, and/or improves performance, and which is not separately priced as further described in Exhibit B incorporated hereto. Except where expressly specified, references to any of the Software shall be deemed to include Enhancements of such Software.
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1.8  "Error" shall mean the failure of all or any of the Software to conform to
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the Documentation.

1.9  "Limited Development Software" shall mean the software licensed by Versant
      ----------------------------
or which Versant has the right to license which is used for developing the Application but which does not use language interfaces developed by Versant, but rather uses interfaces developed by Primus using the Development Software.

1.10  "Maintenance" shall mean Versant's provision of telephone, fax and
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electronic support regarding use of the Software and resolution of any Errors, as more fully described in Exhibit B, and Versant's provision of Enhancements.

1.11  "Maintenance Fees" shall mean the fees for Maintenance set out in Exhibit
       ----------------
B.

1.12  "Net Selling Price" shall mean the license fees for the Application
       -----------------
recognized as revenue on Primus's income statement in accordance with Generally Accepted Accounting Principles (USA.)

1.13  "Royalty Percentage" shall mean the percentage of Net Selling Price that
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Primus agrees to pay Versant each time Primus distributes an Application and in consideration of such distribution, becomes entitled to payment of license fees from distributee...

1.14  "Royalty Amount" shall mean the absolute dollar amount that Primus agrees
       --------------
to pay Versant as more particularly described in Exhibit D.

1.15  "Run Time Software" shall mean Software licensed by Versant or which
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Versant has a right to license which is (a) Embedded in the Application and deployed as part of the Application, (b) a limited version of the Development Software and Limited Development Software, (c) does not allow the Application or a Client connected to a Server on which the Application is installed and running to have direct access to the general purpose capabilities of the Development Software or the Limited Development Software for creating or modifying arbitrary database schema, and (d) does not allow substantive modification of the Application (excluding, without limitation, any modification of configuration files and the appearance of the graphical user interface) built with the Development Software and Limited Development Software. The Application may, subject to the forgoing, create or modify database schema.

1.16  "Seat" shall mean a keyboard and a Client that are connected to a Server.
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1.17  "Server" is a computer on which the Software and/or the Application is
       ------
installed and running and that has one or more Clients periodically connected to it.

1.18   "Software" shall mean the Development Software, Limited Development
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Software, Run Time Software and Versant/VMA, together with all Enhancements.

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1.19  "Substantial Value" shall mean that an Application has an overall
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functional purpose that is not the same overall functional purpose as any
Software licensed to Primus by Versant.

1.20  "User" shall mean a person accessing a Server via a Client.
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1.21  "Versant/VMA" shall mean the Versant Multi-Media Access product which
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allows users to store, manage and index multimedia data in the Software and provides utilities which load flat files into the Software as instances of pre-defined text, audio, image, video, URL or application-specific classes. Applications can then be developed to perform search and retrieval of data.

2.  GRANT OF LICENSE FOR SOFTWARE

Provided that Primus pays all fees set out in this Agreement:

2.1  Primus' Internal Use Of The Software.  Versant hereby grants to Primus for
     ------------------------------------
the Distribution Term a worldwide, non-exclusive license, with limited rights of assignment (as set forth in Section 17.8) to copy, distribute and use the Development Software and Limited Development Software, and to create derivatives of the Development Software and Limited Development Software as follows:

     2.1.1 to copy, distribute and use the Development Software and Limited Development Software solely for Primus's own Application development activities on the number of Seats Primus has paid for, only on the specific computer serial number(s) which Primus agrees to supply to Versant within thirty (30) days of putting the Development Software and Limited Development Software into use. Primus may also copy, distribute and use the Development Software and Limited Development Software temporarily on a back-up computer if the designated computer is inoperative, provided that Versant is informed electronically or in writing.

     2.1.2. to combine the Development Software and Limited Development Software with Primus's software products to create the Application, provided that the Software remains subject to the provisions of this Agreement.

2.2.  Primus' Distribution Rights With Respect To Run Time Software.  Provided
      -------------------------------------------------------------
that the Application has Substantial Value, Versant hereby grants to Primus for the Distribution Term a worldwide, non-exclusive, royalty bearing license, with limited rights of assignment (as set forth in Section 17.8), and with limited right to sub-license, to copy, distribute, market, promote, demonstrate, display and use Embedded Run Time Software and Versant/VMA as follows:

     2.2.1 Use for Primus' Internal Purposes. Primus and/or any outsourcer of Primus may copy, distribute and use Run Time Software and Versant/VMA on up to three (3) Servers under either of their care, custody and control, with up to twenty (20) concurrent Users per Server, provided that such Users shall be employees or individual independent contractors of Primus or such outsourcer for internal support of the Application only;
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     2.2.2  Distribution Rights.  Primus may copy, distribute and sub-license
Run Time Software and Versant/VMA solely for use with the Application to end-users and to sub-distributors. (Primus' sub-license of Run Time Software or Versant/VMA shall be pursuant to a written license agreement which, except with respect to the duration of rights licensed to end users, shall provide no more rights concerning the Software than are provided under this Agreement and which shall limit the use of the Run-Time Software and Versant/VMA to its end users);

     2.2.3 Evaluations; Beta-Testing; Sales and Marketing. Provided Primus receives no compensation from its customers, Primus, with no payment due to Versant, may copy and distribute a reasonable number of copies of Run-Time Software and Versant/VMA to end users, solely for use with the Application for evaluation or beta test purposes, for a period not to exceed one hundred eighty
(180) days, provided that any such period shall not be extended or renewed without written permission from Versant. Primus may also, with no payment to Versant, make and distribute up to thirty five (35) copies of the Run-Time Software for use for Primus' and its sub-distributors' sales and marketing activities.

     2.2.4 Sub-Distribution Rights. Primus may sub-license its rights under this Section 2.2 to any sub-distributor (including without limitation any value added reseller or original equipment manufacturer), provided that such sub-license shall be pursuant to a written license agreement which, except with respect to the duration of rights licensed to end users, shall provide no more rights concerning the Software than are provided under this Agreement and which shall limit the use of the Run-Time Software and Versant/VMA to its end users. Primus shall be solely responsible for reporting and paying any royalty payments due upon revenues recognized from licensing the Application.

2.3  Service Bureau. Versant hereby grants to Primus for the Distribution Term a
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worldwide, non-exclusive, royalty bearing license, with limited rights of assignment (as set forth in Section 17.8), and with limited right to sub-license, to copy, distribute, market, promote, demonstrate, display and use Embedded Run Time Software and Versant/VMA in the operation of a service bureau operated by Primus and/or one or more representatives contracting with Primus. Primus shall pay Versant the service bureau fees set forth in Exhibit D, based upon a maximum number of concurrent Users.

2.4  License Fees.  Any Run Time Software and Versant/VMA license fees specified
     ------------
under this Agreement shall remain in force for three (3) years from the Effective Date. Such license fees shall be automatically renewed for additional one-year periods throughout the Distribution Term, unless Versant and Primus agree to a different fee arrangement in a writing executed by both of them. Primus may off-set against unpaid license fees any amounts which it is owed by Versant pursuant to any provision of this Agreement.

3.  LICENSE GRANT: DOCUMENTATION
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Versant hereby grants to Primus for the Distribution Term a non-exclusive, royalty-free license, without right to sub-license, and with limited right to assignment (as set forth in Section 17.8), to use the Documentation. Primus is expressly not given a right to copy the Documentation. Versant shall provide Primus with a reasonable number of additional copies of the Documentation upon request.

4.  PROHIBITIONS ON USE OF THE SOFTWARE

4.1  Reverse Engineering.  Primus agrees not to cause or permit the reverse
     -------------------
engineering, disassembly, or decompilation of the Software.

4.2  Test Results.  Primus shall not disclose the results of any benchmark tests
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of the Development Software or the Limited Development Software outside of
Primus's organization without the prior written permission of Versant, which consent shall not be unreasonably withheld or delayed, and which shall be deemed given if Versant has not responded to a request within five (5) business days of notice. Nothing in this Section 4.2 shall restrict Primus from performing and publishing the results of any benchmark tests on any Application.

4.3  Versant VMA -- On-line Services.  Except to the extent set forth in Section
     -------------------------------
2.3, Primus has no right to use Versant/VMA for any dial-up, remote access, interactive, Internet-based or other online service.

4.4  Trademarks.  Primus shall not to remove or obliterate any copyright,
     ----------
trademark or proprietary rights notices of Versant or Versants Licensors. In addition, Primus shall include a copyright notice in the start-up or "About" screen of the Application indicating that portions of the Application include technology of Versant or Versant's Licensors (if any) noted in Exhibit A.

5.  TITLE

5.1  Versant's Ownership.  All right, title and interest in the Software and
     -------------------
Documentation including any copyright, patent, trade secret, trademark or other intellectual property rights remains at all times with Versant or Versant's licensor. Primus acquires no rights of ownership in the Software except as otherwise granted herein.

5.2  Primus' Ownership.  Excepting the Embedded Software, all other right, title
     -----------------
and interest in the Applications belongs to and remains at all times with Primus.

6.  PAYMENT & SHIPPING

6.1  Freight Terms.  Shipment of Software and Documentation is FOB Fremont, CA.
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6.2  Payment Terms.  All payments shall be due and payable within forty (40)
     -------------
days of the date of invoice.
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6.3  Refunds.  All fees set out in this Agreement are non-cancelable and non-
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refundable except as expressly allowed in this Agreement.

6.4  Taxes.  Any amounts payable under this Agreement and the Purchase Order are
     -----
net amounts and are payable in full to Versant. Primus is responsible for all sales, use, or any value added or similar taxes payable with respect to the Software and Documentation, other than taxes based upon Versant's income.

7.  WARRANTY

7.1  No Virus.  Versant represents and warrants to Primus that, at the time of
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delivery of any version of the Software to Primus, such Software does not contain threats known as viruses, time bombs, logic bombs, Trojan horses or similar or other malicious computer instructions, intentional devices or techniques that can, or were designed to threaten, infect, attach, assault, vandalize adversely modify or shut down a computer system or any component of such computer system including without limitation its security or user data, or any software program operating thereon.

7.2  Media.  Versant represents and warrants to Primus that, at the time of
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delivery of any version of the Software to Primus, and for thirty (30) days thereafter, the media containing such Software shall be free of defects in manufacture and workmanship. If such a defect is discovered by Primus during this period, Versant shall immediately replace the defective material with non-defective media.

7.2  Year 2000.  Versant represents and warrants that the operation and/or
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performance of any version of the Software shall not be affected by the numeric change of years from 1999 to 2000. Versant offers no warranty of any kind as to those portions of any Application that are not composed of the Software, and any effect the change of years may have on such portions.

7.3  Performance.  Provided that Primus has paid for Maintenance, Versant
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represents and warrants to Primus that, for a period of one year from the date of shipment of any version of the Software, such Software will perform in all material respects in accordance with the Documentation. If any Software fails to comply with this warranty and Primus provides written notice of the non-compliance to Versant within the warranty period, then Versant shall have thirty
(30) days in which to repair or, at its option, replace any non-complying software before being liable for breach of this warranty. If Primus does not pay for Maintenance or is in material default of any maintenance obligations, the Software is licensed "AS IS".

OTHER THAN AS STATED IN THIS SECTION, THERE IS NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, THE CONDITION OF SOFTWARE, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
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7.2  Beta Software.  From time to time Versant may desire to provide and Primus
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may wish to test certain experimental releases of Software labeled "Beta" ("Beta
Software"). Beta Software is not suitable for production use. Versant makes no warranty on Beta Software and such software is distributed "AS IS". At
Versant's request, Primus will promptly return all copies of the Beta Software to Versant or certify in writing to Versant that Primus has destroyed the Beta Software and all copies.

8.  INFRINGEMENT INDEMNIFICATION

8.1  Versant's Indemnification.  Versant will defend, indemnify and hold Primus
     -------------------------
harmless from and against any and all loss, liability, damages or expense (including reasonable attorney's fees) arising out of any claim against Primus to the extent that the claim is that that the Software and Documentation as delivered or any part thereof, when used within the scope of this Agreement, infringes any patent, copyright, trademark, service mark, trade secret or other proprietary right, provided that Primus notifies Versant promptly in writing of any claim or potential claim, gives Versant the exclusive control of the defense and settlement thereof (unless Versant counterclaims or threatens to counterclaim against Primus), and provides all reasonable assistance, at Versant's reasonable expense, in connection therewith. Versant will consult with Primus prior to Versant's execution of any settlement agreement, if such settlement agreement may reasonably adversely affect Primus.

8.2  Limitations on Versant's Indemnification.  Versant shall have no liability
     ----------------------------------------
for any claim of infringement based on: (i) use of a superseded or altered release of the Software or portion thereof if (a) such infringement would have been avoided by the use of a current, unaltered release of the Software, (b) Versant has provided Primus with reasonably adequate notice of the possible infringement claim for Primus to be able to upgrade its sub-distributors and end-users to a version of the Applications in which the non-infringing release is Embedded, and (c) Versant has reimbursed Primus for Primus' additional cost and expense reasonably incurred in effecting such upgrade; or (ii) the combination, operation or use of the Software furnished under this Amendment with products or data not furnished by Versant if such infringement would have been avoided by the use of the Software without such products or data.

8.3  Versant's Options.  In the event use of the Software becomes, or in
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Versant's reasonable opinion is likely to become, the subject of a claim of infringement of a patent, copyright or other proprietary right, it is Versant's option to remedy the situation by: (i) procuring the continuing right to use the Software, or (ii) replacing or modifying the Software so that it no longer infringes, or (iii) terminating the license and refunding the license fees paid by Primus for the infringing Software, and indemnifying Primus for all payments Primus is obligated to make to Primus' sub-licensees in consequence of their and Primus' inabilities to use the infringing Software.

THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATION OF VERSANT WITH RESPECT TO INFRINGEMENT OR CLAIMS OF INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADE SECRET, OR ANY OTHER PROPRIETARY RIGHT.
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8.4  Primus' Indemnification. Primus will defend, indemnify and hold Versant
     -----------------------
harmless from and against any and all loss, liability, damages or expense (including reasonable attorney's fees) arising out of any claim against Versant to the extent that the claim is that the any portion of the Application, with the exception of those portions consisting of any of the Software, infringes any patent, copyright, trademark, service mark, trade secret or other proprietary right, provided that Versant notifies Primus promptly in writing of any claim or potential claim, gives Primus the exclusive control of the defense and settlement thereof (unless Primus counterclaims or threatens to counterclaim against Versant), and provides all reasonable assistance, at Primus' reasonable expense, in connection therewith. Primus will consult with Versant prior to Primus' execution of any settlement agreement, if such settlement agreement may reasonably adversely affect Versant.

9. MAINTENANCE

9.1  Provision of Maintenance.  Versant shall provide Primus with Maintenance
     ------------------------
throughout the Distribution Term.   Versant shall provide Primus with
Enhancements as and when Versant makes them generally available to Versant's customers. Versant shall not be obligated to provide Primus with Maintenance or Enhancements if Primus has not paid Maintenance fees when due.

9.2   Scope of Maintenance.  Versant need only provide Maintenance for (a) the
      --------------------
most recent version of the Software and (b) the preceding version, for no longer than 24 months after the current version becomes generally available; provided always, however, that no version of the Software shall qualify as a version for these purposes unless it conforms with the performance warranty set forth in
Section 7.3, and provided further, that Versant shall use its commercially reasonable efforts to provide Maintenance with respect to the version earlier than the version preceding the most recent version. Versant shall provide Primus with not less than six (6) months prior written notice of Versant's ceasing to provide Maintenance for a release level of an operating system, and not less than twelve (12) months' notice of Versants' ceasing to provide Maintenance of a supported platform. Subject to the foregoing, Versant need only provide Maintenance for Software that is in an environment supported by Versant. For purposes of this Section 9.2, "version" shall mean an Enhancement whose "x" component of its "xx.yy.zz" designation is different from previous Enhancements.

9.3  Designated Primus Support Contact.  Primus shall appoint one person as the
     ---------------------------------
principal Maintenance contact for the communication of bugs and errors to Versant and for the receipt of bug and error fixes, work-arounds and Enhancements, if any. Additionally, Primus shall appoint another person as a back up to the principal Maintenance contact.

9.4  Application Support and Maintenance.  Except with respect to Errors in the
     -----------------------------------
Software, Primus shall be solely responsible for the maintenance of its Application.

9.5  Warranty. Versant shall provide Primus with Maintenance in a good,
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professional and workmanlike manner, consistent with industry standards.

10.  CONSULTATION AND TRAINING
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Versant will provide Primus with Consulting and Training as set out in Exhibit
C.

11.  ROYALTIES

Primus will pay Versant Royalty Amounts for distributed Run Time and Versant/VMA software as set out in Exhibit D hereto.

12.  TERMINATION

12.1  Term.  The term of this Agreement shall continue indefinitely unless
      ----
otherwise agreed in writing by the parties, and such writing addresses which terms of this Agreement shall survive termination, including, without limitation, terms regarding the protection of confidential information, indemnification and dispute resolution.

12.2  Distribution Term.  Unless sooner terminated pursuant to Sections 12.2.1
      -----------------
12.2.3 below, the Distribution Term shall continue indefinitely. Expiration of the Distribution Term shall not, in and of itself, cause the termination of Primus' sub-licenses with end-users of any Run Time Software or Versant VMA.

     12.2.1 Earlier Termination by Versant. Versant may terminate the Distribution Term at any time, by the delivery to Primus of not less than two
(2) calendar years' prior written notice to that effect. Versant may not give any such notice until after the first anniversary of the Effective Date.

     12.2.2 Earlier Termination by Primus. Primus may terminate the Distribution Term at any time, by the delivery to Versant of not less than one hundred twenty (120) days prior written notice to that effect.

     12.2.3 Default. If either party default in the material performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within one hundred twenty (120) days, the Distribution Term shall be terminated. If the non-defaulting party gives such notice and the default is not cured in the one hundred twenty (120) day cure period, then at the option of the defaulting party, the Distribution Term will terminate immediately at the end of such period.

12.3  Post Termination Obligations.   If the Distribution Term is terminated
      ----------------------------
then Primus shall use its commercially reasonable efforts to persuade end-users of any Application to transfer to a substitute computer software program in which no Software is Embedded. Except to the extent necessary for Primus to fulfill its support obligations to end-users using any Application, Primus shall
(a) cease all use of the Software and Documentation, and (b) within thirty (30) days of ceasing to require the Software and Documentation for such purposes certify to Versant in writing that Primus has destroyed or has returned the Software and Documentation and all copies in any form to Versant at Primus's expense.
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13.  RESTRICTION

If Primus is any unit or agency of the United States Government, or this license is pursuant to a contract with any such unit or agency, Primus agrees that the Software and Documentation is "Commercial Computer Software" as defined under DFARS and that the Government will receive only "restricted rights" to the Software and Documentation. All such Software shall contain the following legend: RESTRICTED RIGHTS LEGEND: Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph (c) (1) (ii) of the Rights in Technical Data and Computer Software clause at DFARS 52.227-7013. Versant Object Technology Corporation 6539 Dumbarton Circle, Fremont, CA 94555 Unpublished - rights reserved under the copyright laws of the United States.

14.  REPORTING TO VERSANT

14.1  Installation Details.  At Versant's request and not more frequently than
      --------------------
twice a year, Primus will submit a signed statement to Versant containing (a) the number of Run Time Software copies and Versant/VMA copies in use by Primus and, to the best of Primus' knowledge, by Primus' sub-licensees, and (b) the serial numbers of the Servers on which Primus has installed Run Time Software and Versant VMA and, to the best of Primus' knowledge, the serial numbers of the Servers on which Primus' sub-licensees have installed Run Time Software and Versant VMA. Primus agrees to provide such information within thirty (30) days of such request.

14.2  Quarterly Reporting.  Not more than thirty (30) days after the end of each
      -------------------
calendar quarter, Primus will pay any royalties due less any prepaid amounts, whether a Royalty Percentage or Royalty Amount, and shall submit to Versant a statement which includes at a minimum (but only to the best of Primus' knowledge with respect to shipments, distributions and installations and copies made by sub-licensees of Primus):

     (a) a list of all shipments of the Application; and

     (b) the location of distributions (country or state); and

     (c) Run-Time Software installed and the number of copies of each.

     Primus will use all commercially reasonable efforts to obtain the above information and to provide it to VERSANT on a timely basis.

14.3  Audit Rights.  Primus shall allow an independent certified public
      ------------
accountant to review Primus's books and records, solely to determine the accuracy of the reports submitted by Primus under this Section 14. The independent accountant will be chosen by Versant and approved by Primus, whose approval shall not be unreasonably withheld. The cost of the independent accountant's review will be at Versant's cost unless an error of more than 5% is found, in which case the accountant's reasonable costs and expenses it shall be at Primus's cost. The reviews will occur at mutually agreeable times during normal business hours and will not occur more
                                                                    Confidential

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

frequently than one time per year. The independent accountant will be instructed to keep all information learned strictly confidential.

15.  CONFIDENTIAL INFORMATION

15.1  Definition.  "Confidential Information" means any and all information
      ----------
disclosed by one party ("Owner") to the other party ("Recipient") that is identified as "confidential" or "proprietary," either by legend on written or electronically stored material, or in advance if disclosed verbally. Confidential Information includes, without limitation, research and development, know-how, inventions, trade secrets, software, and market analysis, research, strategies, projections and forecasts. Confidential Information also includes, without limitation, information disclosed by Owner with permission from a third party, and combinations of or with publicly known information where the nature of the combination is not publicly known. Confidential Information of Versant also includes, without limitation, any and all non-public information, data know-how and documentation which is related to Versant's object-oriented database system, language interfaces, database utilities, development tools, bench mark or similar test results supplied by Versant, system internals, program strategies, and business plans.

15.2  Exclusions.  Confidential Information shall not include information which
      ----------
(i) is or becomes a part of the public domain through no act or omission of the Recipient; or (ii) was in the Recipient's lawful possession prior to the disclosure and had not been obtained by the Recipient either directly or indirectly from the Owner; or (iii) is lawfully disclosed to the Recipient by a third party without restriction on disclosure; or (iv) is independently developed by the Recipient.

15.3  Non-Disclosure Covenant.  The parties agree, both during the term of this
      -----------------------
Agreement and for a period of two years after termination of the Agreement and of all licenses granted hereunder, to hold each other's Confidential Information in confidence. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any other purpose than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement.

16.  PUBLICITY

Primus and Versant agree that they will cooperate to publicize the existence of this Agreement but not its specific terms and conditions as appropriate, and specifically, Primus consents to Versant's identification of Primus as a customer of Versant; provided, however, that neither party shall be restricted from disclosing the terms and conditions of this Agreement to the extent required by applicable law.

17.  GENERAL

17.1  Dispute Resolution.
      ------------------
                                                                    Confidential

  17.1.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of California, and, where such laws are preempted by the laws of the United States, by the internal laws of the United States, in each case without regard to (a) conflicts of laws principles, and (b) the applicability, if any, of the United Nations Convention on Contracts for the International Sale of Goods.

  17.1.2 Mediation. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or interpretation thereof, the parties shall, upon fifteen (15) days notice from either one to the other, submit themselves and the subject-matter of the dispute to mediation before an independent mediator to be appointed by the Seattle office of the American Arbitration Association or, if such office cannot do so, by the head office of the American Arbitration Association. Costs of mediation shall be borne equally between the parties.

  17.1.3 Arbitration. In the event that the parties remain in dispute for more than fifteen (15) days following the mediation, the controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a single, disinterested arbitrator appointed in accordance with such Rules. The determination of the arbitrator shall be final, conclusive and binding. Judgment upon the award rendered may be entered in any court of any state or country having jurisdiction.

  17.1.4 Conduct. Each party shall ensure that any mediation and arbitration are conducted as speedily as is reasonably possible, and that all and any information disclosed during or in connection with the arbitration is treated by each party with the strictest confidence.

  17.1.5 Interim and Permanent Relief. Upon the application of either party to this Agreement, and whether or not an arbitration or mediation has yet been initiated, all courts having jurisdiction over one or more of the parties are authorized to: (i) issue and enforce in any lawful manner such temporary restraining orders, preliminary injunctions and other interim measures of relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate pending the conclusion of arbitration proceedings pursuant to this Agreement; and (ii) enter and enforce in any lawful manner such judgments for permanent equitable relief as may be necessary to prevent harm to a party's interests or as otherwise may be appropriate following the issuance of arbitral awards pursuant to this Agreement.

  17.1.6 Venue. Any mediation or arbitration conducted under or in connection with this Agreement shall take place in the city in which the answering party is headquartered at a time and location to be determined by the mediator or arbitrator, as the case may be.

  17.1.7 Legal Expenses. If any proceeding is brought by either party to enforce or interpret any term or provision of this Agreement, the substantially prevailing party in such proceeding shall be entitled to recover, in addition to all other relief arising out of this Agreement, such party's reasonable attorneys' and other experts' (including without limitation accountants) fees and expenses.
                                                                    Confidential

17.2  Compliance with US Export Controls.  Provided that Versant has provided
      ----------------------------------
Primus with a current and correct Export Control Classification Number for the Software and such other information as may reasonably be required by Primus for export of the Software outside the United States, Primus shall comply fully with all relevant United States export controls.

17.3  Entire Agreement; Invalidity.  This Agreement and its Exhibits set forth
      ----------------------------
the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior agreements, discussions, and understandings. This Agreement shall supersede the terms and conditions of Primus's Purchase Order. This Agreement amends and restates in its entirety that certain Value Added Resale Agreement dated as of December 30, 1994 between the parties, as amended. If any provision of this Agreement is held unenforceable for any reason, that provision shall be severed to the extent invalid and the balance of this Agreement shall remain in full force and effect.

17.4. Equitable Relief.  Each of Versant and Primus acknowledges that damages
      ----------------
will be an inadequate remedy if the other violates the terms of this Agreement protecting the other's intellectual property rights. Accordingly, subject to
Section 17.1.5, each of them shall have the right, in addition to any other rights each of them may have, to obtain in any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to restrain any breach, threatened breach, or otherwise to specifically enforce any of such terms.

17.5  Notices.  Any notice required or permitted by this Agreement shall be in
      -------
writing and shall be sent by prepaid or certified mail, return receipt requested, or by prepaid nationally recognized private carrier (e.g., Federal Express), addressed to Versant's and Primus's addresses set forth at the beginning of this Agreement. Either party may from time to time change its address for notices by giving notice of the change in accordance with this Section.

17.6  Exclusion of Certain Claims.  REGARDLESS OF WHETHER ANY REMEDY FAILS OF
      ---------------------------
ITS ESSENTIAL PURPOSE, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL, DAMAGES, NOTWITHSTANDING BEING AWARE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT WITH RESPECT TO SECTIONS 7.2, 7.3, 8 AND 9, NEITHER PARTY'S LIABILITY SHALL EXCEED THE LICENSE AND MAINTENANCE FEES PAID BY PRIMUS TO VERSANT WITH RESPECT TO THE SOFTWARE.

17.7  Certain Claims Procedures.  In order for Primus to make any claim against
      -------------------------
Versant for any alleged breach of Section 9, Primus must first make a reasonably detailed written claim to Versant alleging breach of such section addressed to Versant's then current Vice President of Consulting and Technical Support.
After Versant's receipt of such Notice, the senior management of both parties shall immediately meet to attempt to resolve the dispute. During such period Versant agrees to work with Primus on a commercially reasonable best efforts basis to attempt to resolve Primus's issues. If the senior management can not resolve the dispute(s), either party may invoke the dispute resolution procedures set forth in Section 17.1.
                                                                    Confidential

17.7  Counterparts; Facsimile; Exhibits.  This Agreement may be executed in
      ---------------------------------
counterparts, which taken together shall constitute a single agreement between the parties. This Agreement and its Exhibits may be executed by facsimile and such Agreements shall be valid and of full force and effect. Each of the Schedules and Exhibits listed below shall be incorporated into and shall for all purposes be deemed a part of this Agreement:

      Exhibit A
      Exhibit B
      Exhibit C
      Exhibit D

17.8  Assignment.  Neither party may assign this agreement without the written
      ----------
consent of the other, not to be unreasonably withheld or delayed, except that Primus may assign the whole of this agreement to any entity that purchases all or substantially all of the assets of Primus, or to any entity into which Primus merges.
                                                                    Confidential

18.  ESCROW

Primus may, at its option, and at any time while this Agreement is current, enter into a Software source code escrow agreement with Versant using Fort Knox Escrow Services, located at 3539A Church Street Clarkston, Georgia 30021-1717 USA, as Software escrow agent. Licensee agrees to pay all costs of entering into the Software Escrow Agreement and all annual renewal costs that will be invoiced by Fort Knox directly. Versant shall keep a true, complete and accurate copy of the source code for all Enhancements with Fort Knox. Versant shall ensure that Fort Knox releases such source code to Primus promptly on the occurrence of (a) any failure by Versant to support the Software as required under this Agreement, or if Versant has defaulted in any material respect under this Agreement, and
(b) the commencement and failure to dismiss within thirty (30) days of any bankruptcy, insolvency or similar suit against Versant. Versant shall grant Primus a perpetual, non-exclusive, non-transferable license, without right to sub-license, to copy, distribute, modify and use Versant's source code for the Software at Primus' corporate headquarters, solely to operate and maintain the Software for use and licensing in accordance with the provisions of this Agreement. Primus shall treat the source code with at least the same degree of care and security as it treats its own commercially valuable source code.


SO AGREED BETWEEN THE PARTIES:

"Versant"
VERSANT OBJECT TECHNOLOGY
By:  /s/ Gary Rhea
  ----------------------------
Name: Gary Rhea
     -------------------------
Title: CFO
     -------------------------
Date: 12/31/97
    --------------------------

"Primus"

Primus Communications Corporation


By: /s/ Michael A. Brochu
  ----------------------------
  Authorized Representative

Name: Michael A. Brochu
     -------------------------
Title: President & CEO
      ------------------------
Date:  12/31/96
     -------------------------


                                                                    Confidential

                                   EXHIBIT A
                              SOFTWARE & HARDWARE

----------------------------------------------------------------------------------------------------------------------------------
   SOFTWARE              PART NUMBER       PRICE          QTY        # OF USERS,       EXTENSION       COMPUTER        COMPUTER
                                                                      IF SERVER                         SERIAL         MFG/MODEL
                                                                      OR NUMBER                        IF SERVER          OR
                                                                      OF CLIENTS                                       TERMINAL
                                                                                                                         MFG
----------------------------------------------------------------------------------------------------------------------------------
  VERSANT                 960-0104        $[*]          As set out       N/A            $[*]                          Sun Solaris
  ODBMS                                                 in Exhibit                                                    HP
  Prepaid Run Time                                      D                                                             Windows
  Licenses                                                                                                            NT

----------------------------------------------------------------------------------------------------------------------------------

Applications: Primus' SolutionSeries(TM) software, including without limitation its SolutionBuilder(TM), SolutionExplorer(TM) and SolutionPublisher(TM) products, and all components thereof, together with all derivatives thereof.

Versant Licensors
                  --------------------------

Total Prepaid License Fees $[*]
                           ----

[*] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                   EXHIBIT B
                               MAINTENANCE FEES

-------------------------------------------------------------------------------------------------
     SOFTWARE               PART NUMBER       TERM         PRICE             QTY     EXTENSION
-------------------------------------------------------------------------------------------------

VERSANT ODBMS               M960-0104        1 Year       $[*]               1         $[*]
Prepaid Run Time                                          [*] percent
Licenses - Maintenance                                    of Prepaid Run
                                                          Time
                                                          License

Designated Support          970-2101         6/1/98 -        $[*]            1         $[*]
Engineer (DSE)*                              5/31/99
(existing DSE support
is valid until 5/31/98)

24 x 7 Support**            970-2407         1 Year          $[*]            1         $[*]

-------------------------------------------------------------------------------------------------

  * DSE cost calculation is $[*] x [*]% = $[*] (Cost plus G&A). $[*] x [*]% = $[*] less [*]% results in $[*]. Versant will offer this service at Primus' election if Primus provides a purchase order for the amount set out above on or before 12/31/98.

  **Annual rate increases may not exceed equivalent increases in CPI. Versant will assume "commercially reasonable best efforts" obligations to resolve software errors within mutually determined timeframes. Versant will offer this service at Primus' election if Primus provides a purchase order for the amount set out above on or before 12/31/98.

  Total Maintenance Fees Payable is $ [*]

  VAR Principal Maintenance Contact:

  VAR Back-up Maintenance Contact:
                                  --------------------------
  ---------------
  [*] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                                       3
                 The terms of this Agreement are confidential

Provided that all maintenance calls are received within Versant's business hours, Versant shall make an initial response to Severity 4 maintenance call within forty-eight (48) hours after receipt. Severity 4 issues will be dealt with on a case by case basis and Versant will work with Primus to address Primus's enhancement request in a commercially reasonable manner.

Primus shall appoint one (1) person as the principle point of contact for the communication of bugs and errors to Versant and for the receipt of bug and error fixes, work arounds and updates, if any. Additionally Primus may appoint another person as a back up of the principle contact. Primus and Versant may agree to nominate additional contacts from time to time.

In addition, Primus may at any time during the term of this Agreement elect to pay for and to receive Versant's standard 24 x & maintenance support services. Primus shall notify Versant of its intention to receive this extended support service, and Versant agrees to provide this service within 14 days of Primus's request. If Primus's request is made on an "urgent" basis, Versant will make commercially reasonable efforts to begin the 24 x 7 service in a faster period.

December 31, 1997

                                   EXHIBIT C

                           VERSANT OBJECT TECHNOLOGY
                       MAINTENANCE AND TECHNICAL SUPPORT

Provided that Primus has paid the maintenance fees, Versant shall provide during 6:00 AM - 6:00 PM Pacific Time (USA) on Versant's normal business days, telephone consulting services to Primus's designated personnel to assist such personnel in resolving problems, obtaining clarification relative to the Software and Documentation and providing assistance regarding suspected defects or errors in the Software or Documentation.

By mutual agreement of the parties, Versant shall furnish qualified personnel for on site assistance to Primus to resolve problems and to assist in customization. In such event Primus shall pay to Versant at the rates agreed between the parties for the time of such personnel and reimburse Versant for reasonable travel and living expenses as agreed between the parties.

Versant agrees to diligently work for the prompt resolution of defects and errors in the Software and in the Documentation. Versant agrees to respond to Primus by using a contact telephone number for each support call.

Notwithstanding the foregoing, in case of a system down condition, (i.e. Severity 1, as defined below) attributable to Versant, Versant may utilize means of communication for both reporting of errors and the conditions thereof.

Versant shall respond to and complete correction of errors, defects and malfunctions, in accordance with the following schedule:

Severity 1      Causes data corruption or system crash or Primus cannot make effective use of Software;

Severity 2      Feature does not work as documented, no reasonable work around exists and Primus has a critical need of the feature;

Severity 3      Feature doesn't work as documented but reasonable work around exist or Primus can wait for the next release for a fix;

Severity 4      Enhancement request.

Provided that maintenance calls are received within Versant's maintenance hours, Versant shall make an initial response to a Severity 1 maintenance call within two (2) hours after receipt. Versant shall make all commercially reasonable efforts to provide a fix, work around, or to patch severity 1 bugs within forty eight (48) hours after the bug is replicated. Versant and Primus will use all commercially reasonable commercial efforts to work together to allow Versant to replicate the bug in the most timely fashion.

Provided that maintenance calls are received within Versant's maintenance hours, Versant shall make an initial response to Severity 2 maintenance calls within four (4) hours after receipt. Versant shall make its best commercial efforts to provide a fix or work around for Severity 2 bugs a soon as possible but in any event ten (10) business days.

Provided that maintenance calls are received within Versant's maintenance hours. Versant shall make an initial response to Severity 3 maintenance calls within forty-eight hours after receipt. Versant shall make commercially reasonable best efforts to identify a resolution and provide workaround or fix to Severity 3 bugs as soon as possible but in any case within forty-five (45) days and to incorporate Severity 3 fixes in the next upcoming release of the product.

December 31, 1997

                                   EXHIBIT D

                                   ROYALTIES


1.   Prepaid Royalties.  On or before December 31, 1997, Primus shall provide
     -----------------
Versant with a non-cancelable and non-refundable purchase order for (a) a prepaid Royalty Amount and prepaid Maintenance fee (calculated at a rate [*] percent ([*%]) of the Royalty Amount in an aggregate amount of [*] US Dollars (US $[*]), and for (b) [*] US Dollars (US $[*]) to be paid by Primus in full and final settlement of all and any obligations of Primus with respect to Versant's provision of support and maintenance services for the period beginning on January 1,1996 and ending on December 31, 1997. Payment terms for sums due under the purchase order shall be Net 40. Royalty Amounts and Maintenance fees due upon Primus' distribution of the Application shall be applied against the prepaid Royalty Amount and prepaid Maintenance fee respectively. When the prepaid Royalty Amount and the prepaid Maintenance fee have been exhausted, Primus will pay additional Royalty Amounts pursuant to Section 14.2 of this Agreement, and additional Maintenance fees pursuant to Paragraph 6 below.

2.   Royalty Amount. Unless reduced pursuant to Paragraph 3 below, the Royalty
     --------------
Percentage shall be [*] percent [*%]. The Royalty Amount shall be determined by multiplying the Net Selling Price by the applicable Royalty Percentage.
The Royalty Amount shall be payable by Primus on each occasion occurring after September 31, 1997 on which Primus distributes the Application and becomes entitled to payment of license fees by the distributee in consideration of such distribution. Primus is free to price the Application as it sees fit, provided that Primus shall not discount the Application and increase the fees payable for the other components of the transaction commensurately with the intention of avoiding or reducing the Royalty Amount.

3.   Primus' Option to Reduce Royalty Percentage. If Primus provides Versant
     --------------------------------------------
with an irrevocable purchase order for prepaid royalties [*] US Dollars (US $[*]) on or before June 30, 1998 then, effective on the date on which Primus delivers such purchase order to Versant, the Royalty Percentage shall be reduced to [*] percent [*%]; provided, however, that if Primus recognizes revenues from sub-licenses of the Application in excess of [*] US Dollars (US $[*]) during any calendar year ending December 31 ("Reduced Rate Revenues"), then the Royalty Percentage for the Reduced Rate Revenues shall be [*] percent ([*%]). If Primus issues such purchase order, then Primus shall pay the [*]US Dollars (US $[*]) within forty (40) days of receipt of Versant's invoice.

4.   Service Bureau Fees. If the Application is used in connection with the
     -------------------
operation of a service bureau by Primus, Primus shall pay Versant a license fee of [*] US Dollars (US $[*]) per concurrent user. Primus will initially pay for [*] concurrent users. Primus will notify Versant on or before March 31, 1998 of its intentions regarding when the service bureau will become operational, and Primus and Versant shall jointly determine the timing for Primus' payment of license fees with respect to the service bureau. If Versant provides service bureau or similar rights to any other person or entity on a concurrent user basis at rates that are lower than the rates provided by Versant to Primus then, effective as of the date Versant provides such lower rate to such person or entity, Versant shall reduce Primus' rate to the lower rate for any additional concurrent user service bureau rights that Primus acquires from Versant.

5.   Run Time Software Platforms.  Run Time Software may only be deployed on the
     ---------------------------
platforms described in Exhibit A.

----------------------------
[*] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

6. Maintenance Fees. During the period beginning September 1, 1997 and ending December 31, 1998, Primus shall pay Versant Maintenance fees equal to [*] percent ([*]%) of Royalty Amounts due to Versant. After December 31, 1998, Primus shall pay Versant Maintenance fees equal to [*] percent ([*]%) of Royalty Amounts due to Versant. Primus shall pay Maintenance fees due Versant in the same manner and at the same time as Primus is required to pay Royalty Amounts pursuant to Section 14.2 of this Agreement.

     Provided that Primus has paid for Maintenance for the Run Time Software, Versant shall provide Maintenance services as set out in the Agreement to Primus. Primus acknowledges that Primus is solely responsible for maintenance of its Application. If the end user does not elect to purchase Maintenance from Primus for the Application Software, the end user shall not receive any support or upgrades to the Application Software.

-----------------------------
[*] = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.